Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK OF
SYNAPTOGENIX, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series B Convertible Preferred Stock (the “Amendment”) is dated as of September 22, 2023.

WHEREAS, the board of directors (the “Board”) of Synaptogenix, Inc., a Delaware corporation (the “Corporation”), pursuant to the authority granted to it by the amended and restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 15,000 authorized shares of preferred stock, classified as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the Certificate of Designations of the Series B Convertible Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on November 21, 2022 evidencing such terms and amendments to the Certificate of Designations were filed with the Secretary of State of the State of Delaware on March 17, 2023 and May 11, 2023;

WHEREAS, pursuant to Section 32(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting called for such purpose, or written consent without a meeting in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), of the holders of at least a majority of the outstanding Series B Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on September 20, 2023, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Corporation as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.       Section 9(b) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(b) Mechanics of Installment Conversion. Subject to Section 4(d), if the Company delivers an Installment Notice or is deemed to have delivered an Installment Notice certifying that such Installment Amount is being paid, in whole or in part, in an Installment Conversion in accordance with Section 9(a), then the remainder of this Section 9(b) shall apply. The applicable Installment Conversion Amount, if any, shall be converted on the applicable Installment Date at the applicable Installment Conversion Price and the Company shall, on such Installment Date, (A) deliver to each Holder’s account with DTC any True-Up Shares and (B) in the event of the Conversion Floor Price Condition, the Company shall deliver to the Holder the applicable Conversion Installment Floor Amount, provided that the Equity Conditions are then satisfied (or waived in writing by such Holder) on such Installment Date and an Installment Conversion is not otherwise prohibited under any other provision of the Certificate of Designations. For purposes hereof, “True-Up Shares” means, in the event that the number of shares of Common Stock calculated by taking the applicable Installment Conversion Amount divided by the Installment Conversion Price (the “Adjustment Shares”), is greater than the number of Pre-Installment Conversion Shares received with respect to the Installment Date, a number of additional Conversion Shares equal to the difference between (A) such number of Adjustment Shares and (B) such number of Pre-Installment Conversion Shares. If the Company confirmed (or is deemed to have confirmed by operation of Section 9(a)) the conversion of the applicable Installment Conversion Amount, in whole or in part, and there was no Equity Conditions Failure as of the applicable Installment Notice Date (or is deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied by operation of Section 9(a)) but an Equity Conditions Failure occurred between the applicable Installment Notice Date and any time through the applicable Installment Date (the “Interim Installment Period”), the Company shall provide each Holder a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by such Holder) during such Interim Installment Period or an Installment Conversion is not otherwise permitted under any other provision of this Certificate of Designations, then, at the option of such Holder designated in writing to the Company, such Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by such Holder of the unconverted Installment Conversion Amount (such designated amount is referred to as the “Designated Redemption Amount”) and the Company shall pay to such Holder within three (3) days of such Installment Date, by wire transfer of immediately available funds, an amount in legally available funds equal to 125% of such Designated Redemption Amount, provided, however, at the option of the Holder, (1) the Designated Redemption Amount shall be reduced by an amount equal to the product of the (x) the number of Pre-Installment Conversion Shares issued to the Holder in connection with such Installment Conversion Amount and (y) and the actual prices at which the Holder sold such Pre-Installment Conversion Shares during the Interim Installment Period or (2) such Pre-Installment Conversion Shares shall be retained by the Holder and applied to the next instance in which the Company issues Pre-Installment Conversion Shares; provided, further however, that if the Company does not elect to pay a future Installment Amount by means of an Installment Conversion in accordance with this Section 9, the Holder shall return the number of Pre-Installment Conversion Shares to the Company and/or (ii) the Installment Conversion shall be null and void with respect to all or any part designated by such Holder of the unconverted Installment Conversion Amount and such Holder shall be entitled to all the rights of a holder of the Preferred Shares with respect to such designated part of the Installment Conversion Amount; provided, however, the Conversion Price for such designated part of such unconverted Installment Conversion Amount shall thereafter be adjusted to equal the lesser of (A) the Installment Conversion Price as in effect on the date on which such Holder voided the Installment Conversion and (B) the Installment Conversion Price that would be in effect on the date on which such Holder delivers a Conversion Notice relating thereto as if such date was an Installment Date; provided, further, however, at the option of the Holder, (3) any Pre-Installment Conversion Shares delivered in connection with such voided Installment Conversion shall be deemed to redeem a number of Preferred Shares having a Stated Value equal to the product of (i) the number of such Pre-Installment Conversion Shares and (y) the actual prices at which the Holder sold such Pre-Installment Conversion Shares during the Interim Installment Period or (4) such Pre-Installment Conversion Shares shall be retained by the Holder and applied to the next instance in which the Company issues Pre-Installment Conversion Shares; provided, further however, that if the Company does not elect to pay a future Installment Amount by means of an Installment Conversion in accordance with this Section 9, the Holder shall return the number of Pre-Installment Conversion Shares to the Company. If the Company fails to redeem any Designated Redemption Amount by the second (2nd) day following the applicable Installment Date by payment of such amount by such date for any reason (including, without limitation, to the extent such payment is prohibited pursuant to the DGCL), then such Holder shall have the rights set forth in Section 12(a) as if the Company failed to pay the applicable Installment Redemption Price (as defined below) and all other rights under this Certificate of Designations (including, without limitation, such failure constituting a Triggering Event described in Section 5(a)(iv)). Notwithstanding anything to the contrary in this Section 9(b), but subject to Section 4(d), until the Company delivers Common Stock representing the Installment Conversion Amount to such Holder, the Installment Conversion Amount may be converted by such Holder into Common Stock pursuant to Section 4. In the event that a Holder elects to convert the Installment Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Installment Conversion Amount so converted shall be deducted from the Installment Amount(s) of such Holder relating to the applicable Installment Date(s) as set forth in the applicable Conversion Notice. For further clarification, if any conversion is applied against an Installment Amount, the Pre-Installment Conversion Shares issued in connection with such Installment Amount (and that were not already applied to such conversions) shall be applied first against such conversions or, at the option of the Holder as indicated in the Conversion Notice, retained by the Holder and applied to the next instance in which the Company issues Pre-Installment Conversion Shares. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock in any Installment Conversion hereunder. In addition and notwithstanding anything to the contrary in this Section 9(b), but subject to Section 4(d), in connection with any waiver of any Equity Conditions Failure, the Company and the Investors shall be permitted to mutually agree in connection with such waiver as to (i) whether an applicable Installment Amount shall be paid, in whole or in part, as an Installment Conversion or an Installment Redemption, (ii) the methodology for calculating (A) any applicable True-Up Shares and whether any such True-Up Shares are to be paid in shares of common stock or in cash and (B) the applicable Installment Conversion Price with respect to any Accelerations pursuant to Section 9, and (iii) any applicable premium with respect to the payment of any True-Up Shares in cash in lieu of shares of common stock; provided, however, that in no event shall any such premium exceed 125% of the amount equal to (A) the number of True-Up Shares multiplied by (B) the applicable Installment Conversion Price; and, provided further, however, that in no event shall any shares of common stock be issued pursuant to this Agreement at a price per share less than the Floor Price. For the avoidance, nothing in the immediately preceding sentence shall be deemed to limit or otherwise impair an Investors right to require the Company’s strict adherence to the terms and conditions of this Certificate of Designation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer this 22nd day of September, 2023.

SYNAPTOGENIX, INC.

By:	/s/ Robert Weinstein
Name:Robert Weinstein
Title: Chief Financial Officer